UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 29, 2023
NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
760 W Fire Tower Rd, Suite 107
Winterville, North Carolina 28590
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 949-6268

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
-	-	-

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §(§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 29, 2023, NantHealth, Inc. (the “Company”) received notice from U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (the “Trustee”) that, pursuant to the terms of the Amended and Restated Indenture, dated as of May 17, 2023 (as amended, restated, modified or supplemented from time to time, the “Convertible Notes Indenture”), by and among the Company, as issuer, NaviNet, Inc. and OpenNMS Group, Inc., as guarantors, and the Trustee, that Highbridge Capital Management, LLC and its affiliated funds (“Highbridge”), as holders of approximately $75 million in aggregate principal amount of Convertible Notes (the “Notes”), have exercised their right under the Convertible Note Indenture to require the Company to repurchase their Notes (the “Repurchase Right”) on October 18, 2023. Unless otherwise specified, capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Convertible Notes Indenture.

Each of Highbridge and Nant Capital, LLC (“Nant Capital”) executed a letter of support dated April 14, 2023 pursuant to which it confirmed to the Company, among other things: (i) that it has the intent and the ability to support the Company, on a pro rata basis (based on the aggregate principal amount of the Notes held by each of Highbridge and Nant Capital), with additional loaned funds to the extent necessary to support the Company’s normal business operations in the manner then being currently conducted and for at least through May 17, 2024 (with no cash interest of principal payments required to be paid until on or after May 17, 2024, the “Deferred Interest Payment Date”), and (ii) to consent to amend the Convertible Notes Indenture to defer all cash interest payments that would otherwise have been payable until a date to be agreed that is not earlier than the Deferred Interest Payment Date (provided, that interest shall accrue on such cash interest payments that would otherwise been made, with such compounding to occur on each regularly scheduled interest payment date), in each case, pursuant to customary documentation to be reasonably agreed (the “Support Letter”). Highbridge asserts that, among other things, because the terms confirmed by it in the Support Letter were not formally incorporated into an amendment to the Convertible Notes Indenture, it retained the right to be paid interest on the Notes. The Company disagrees with Highbridge’s assertion. However, upon Highbridge’s demand for cash payment of the accrued interest on its Notes, the Company paid such interest to Highbridge on September 7, 2023. The Company did not provide payment to Nant Capital for the accrued interest on its Notes. Nant Capital has requested that the Company provide a cash payment of the accrued interest due under Nant Capital’s Convertible Notes that, like Highbridge, Nant Capital had previously confirmed it would defer until May 17, 2024 in the Support Letter.

Item 8.01	Other Events.
As previously disclosed, the Company entered into a Stock Purchase Agreement, dated August 28, 2023 (the “Purchase Agreement”), with Summus Holdings (“Summus”) and Nant Capital, LLC (“Nant Capital”). Summus is an affiliate of Dr. Haris Naseem who became CEO of the Company after the closing of the first tranche of the Purchase Agreement; Nant Capital is an affiliate of Dr. Patrick Soon-Shiong, the Company’s founder, former Chief Executive Officer, current chairman of the Board of Directors (the “Board”) of the Company, and the majority stockholder of the Company. On August 28, 2023, Nant Capital invested $6.0 million and Summus invested $1.5 million of cash into the Company. Pursuant to the terms of the Purchase Agreement, Nant Capital also agreed to provide additional capital to the Company of (a) $2.0 million in a follow-on closing and (b) up to an aggregate amount of $10.0 million (the “Additional Capital Commitment”) prior to December 31, 2023.

The Special Committee of the Board previously requested Nant Capital fund the additional $2.0 million, and Nant Capital has made such $2.0 million accessible by the Company to fund the Company upon the Board’s approval of the new management team’s revised operational plan. In addition, the Special Committee has requested that Nant Capital fund the Additional Capital Commitment of $10.0 million on October 9, 2023.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

Date:	October 5, 2023	By:	/s/ Rao Haris Naseem, M.D.
Rao Haris Naseem, M.D.
Chief Executive Officer